UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2025

LCI INDUSTRIES

(Exact name of registrant as specified in its charter)

Delaware	001-13646		13-3250533

(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

3501 County Road 6 East,	Elkhart,	Indiana	46514

(Address of principal executive offices)			(Zip Code)

Registrant's telephone number, including area code:			(574)	535-1125

N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	LCII	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2025, Andrew J. Namenye, Executive Vice President, Chief Legal and HR Officer, and Corporate Secretary of LCI Industries (the “Company”), notified the Company of his intention to voluntarily resign from the Company. To support an orderly transition, Mr. Namenye intends to remain an employee at the Company until July 31, 2025.

On June 6, 2025, Mr. Namenye and the Company, Lippert Components, Inc., Lippert Components Manufacturing, Inc., and all related companies, entered into a Separation Agreement and General Release (the “Separation Agreement”). The Separation Agreement provides that Mr. Namenye’s employment will terminate on July 31, 2025, or a date sooner as determined by the Company (the “Separation Date”). Between June 6, 2025, and the Separation Date, Mr. Namenye’s salary, benefits, and title will remain the same as prior to the entry into the Separation Agreement, though his duties and responsibilities will be transitioned to others over such period.

The Separation Agreement includes a mutual general release of claims. The Separation Agreement also provides that, subject to the execution and non-revocation of a further release following the Separation Date, Mr. Namenye will receive severance compensation and other benefits that are substantially similar to those set forth in the Executive Employment Agreement, dated as of July 26, 2022, between Mr. Namenye and Lippert Components, Inc. that would be provided in the event of a voluntary resignation by Mr. Namenye with good reason and include: (i) an amount equivalent to two times Mr. Namenye’s annual base salary, in the gross amount of $1.25 million, payable over the 24-month period following the Separation Date, (ii) an amount equivalent to two times Mr. Namenye’s average bonus or incentive compensation paid during the prior three years, in the gross amount of $887,418, payable over the 24-month period following the Separation Date, (iii) an amount payable related to the Company’s current management incentive plan, in the gross amount of $662,500, to be paid no later than January 9, 2026, (iv) accelerated vesting on the Separation Date of all unvested restricted stock units held by Mr. Namenye, (v) a lump sum amount equivalent to 12 months of COBRA premiums, in the gross amount of $15,000, payable within 30 days following the Separation Date, and (vi) six months of outplacement services. The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference and constitutes a part of this report.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

    Exhibit Index:

10.1    Separation Agreement and General Release, dated as of June 6, 2025, by and between Lippert Components, Inc., LCI Industries, Lippert Components Manufacturing, Inc., and all related companies and Andrew Namenye

104    Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCI INDUSTRIES
(Registrant)

By: /s/ Lillian D. Etzkorn Lillian D. Etzkorn Chief Financial Officer

Dated:	June 9, 2025